Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Mary Skafidas Investor and Public Relations (212) 521-2788

LOEWS CORPORATION REPORTS NET INCOME

OF $177 MILLION, OR $0.45 PER SHARE, FOR THE THIRD QUARTER OF 2012

BOOK VALUE PER SHARE OF $50.41, AN INCREASE

OF 6.5% FROM DECEMBER 31, 2011

NEW YORK, October 29, 2012—Loews Corporation (NYSE:L) today reported net income for the 2012 third quarter of $177 million, or $0.45 per share, compared to $162 million, or $0.40 per share, in the 2011 third quarter. Net income for the nine months ended September 30, 2012 was $600 million, or $1.51 per share, compared to $791 million, or $1.94 per share, in the prior year period.

Net income for the three and nine months ended September 30, 2012 includes after tax non-cash ceiling test impairment charges of $166 million and $336 million at HighMount Exploration & Production LLC related to the carrying value of its natural gas and oil properties reflecting declines in natural gas and NGL prices.

Book value per share increased to $50.41 at September 30, 2012 from $47.33 at December 31, 2011 and $47.58 at September 30, 2011.

CONSOLIDATED HIGHLIGHTS

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2012	2011	2012	2011

Income before net investment gains (losses) and impairment charges	$339	$177	$901	$782
Non-cash ceiling test impairment charges	(166)		(336)
Net investment gains (losses)	4	(15)	35	9

Net income attributable to Loews Corporation	$177	$162	$600	$791

Net income per share	$0.45	$0.40	$1.51	$1.94

Book value per share at:
September 30, 2012	$50.41
December 31, 2011	47.33
September 30, 2011	47.58

Three Months Ended September 30, 2012 Compared to 2011

Income before net investment gains (losses) and impairment charges in 2012 was $339 million, as compared to $177 million in the 2011 third quarter. The increase is due primarily to higher earnings at CNA Financial Corporation and higher parent company investment income due primarily to increased performance of equity and limited partnership investments. These increases were partially offset by lower earnings at Diamond Offshore Drilling, Inc.

CNA’s earnings increased due to higher net investment income and lower catastrophe losses. Increased investment income reflects improved performance of limited partnership investments.

Diamond Offshore’s earnings decreased due to lower rig utilization and a decrease in average dayrate.

Nine Months Ended September 30, 2012 Compared to 2011

Income before net investment gains and impairment charges in 2012 was $901 million, as compared to $782 million in the 2011 period. The increase is due primarily to the reasons discussed above in the three month comparison and improved earnings from Boardwalk Pipeline Partners, LP, primarily due to the contribution from Boardwalk HP Storage Company which was acquired in December 2011 as well as the prior year impact of an impairment charge related to steel pipe materials.

SHARE REPURCHASES

At September 30, 2012, there were 393.6 million shares of Loews common stock outstanding. During the three months and nine months ended September 30, 2012, the Company purchased 2.2 million and 3.5 million shares of its common stock at an aggregate cost of $88 million and $139 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, today. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 36605643. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for 10:00 a.m. EDT, today. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 417-8465, or for international callers, (719) 457-2627. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the third quarter results of Boardwalk Pipeline has been scheduled for 9:00 a.m. EDT, today. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (800) 299-7089 or for international callers, (617) 801-9714. The conference ID number is 29246984. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the third quarter results of Diamond Offshore was held on Thursday, October 18, 2012. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 55% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

# # #

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries

Selected Financial Information by Segment

	September 30,
(In millions)	Three Months		Nine Months
	2012	2011	2012	2011
Revenues:
CNA Financial	$2,457	$2,203	$7,050	$6,688
Diamond Offshore (a)	730	881	2,319	2,582
Boardwalk Pipeline	271	269	862	843
HighMount	74	95	219	297
Loews Hotels	98	82	272	251
Investment income (loss) and other	78	(65)	66	(28)

	3,708	3,465	10,788	10,633

Investment gains (losses):
CNA Financial	8	(27)	62	14
Corporate and other	(1)		(3)	1

	7	(27)	59	15

Total	$3,715	$3,438	$10,847	$10,648

Income (Loss) Before Income Tax:
CNA Financial	$306	$154	$851	$624
Diamond Offshore (a)	234	335	732	974
Boardwalk Pipeline (b)	58	46	216	141
HighMount
Operations	13	25	28	78
Ceiling test impairment charge	(261)		(527)
Loews Hotels	(1)	(1)	17	13
Investment income (loss), net	79	(64)	70	(23)
Other (c)	(26)	(29)	(82)	(78)

	402	466	1,305	1,729

Investment gains (losses):
CNA Financial	8	(27)	62	14
Corporate and other	(1)		(3)	1

	7	(27)	59	15

Total	$409	$439	$1,364	$1,744

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$195	$84	$540	$372
Diamond Offshore (a)	83	121	264	363
Boardwalk Pipeline (b) (d)	20	18	80	56
HighMount
Operations	8	16	17	50
Ceiling test impairment charge	(166)		(336)
Loews Hotels	(1)		9	8
Investment income (loss), net	53	(41)	47	(13)
Other (c)	(19)	(21)	(56)	(54)

	173	177	565	782

Investment gains (losses):
CNA Financial	5	(15)	37	9
Corporate and other	(1)		(2)

	4	(15)	35	9

Net income attributable to Loews Corporation	$177	$162	$600	$791

(a)	Includes a $76 million gain ($32 million after tax and noncontrolling interests) for the nine months ended September 30, 2012 related to the sale of jack-up rigs.
(b)

Includes an impairment charge of $29 million ($11 million after tax and noncontrolling interests) for the nine months ended September 30, 2011 related to the carrying value of certain steel pipe materials.

(c)	Consists primarily of corporate interest expense and other unallocated expenses.
(d)	Represents a 59.2%, 64.0%, 60.7% and 65.0% ownership interest in Boardwalk Pipeline for the respective periods.

Loews Corporation and Subsidiaries

Consolidated Financial Review

	September 30,
(In millions, except per share data)	Three Months		Nine Months
	2012	2011	2012	2011
Revenues:
Insurance premiums	$1,781	$1,732	$5,098	$4,942
Net investment income	682	333	1,794	1,513
Investment gains (losses)	7	(27)	59	15
Contract drilling revenues	714	861	2,195	2,520
Other	531	539	1,701	1,658

Total	3,715	3,438	10,847	10,648

Expenses:
Insurance claims & policyholders’ benefits	1,435	1,400	4,164	4,131
Contract drilling expenses	358	392	1,160	1,142
Other (a)	1,513	1,207	4,159	3,631

Total	3,306	2,999	9,483	8,904

Income before income tax	409	439	1,364	1,744
Income tax expense	(99)	(123)	(337)	(462)

Net income	310	316	1,027	1,282
Amounts attributable to noncontrolling interests	(133)	(154)	(427)	(491)

Net income attributable to Loews Corporation	$177	$162	$600	$791

Diluted income per share attributable to Loews Corporation	$0.45	$0.40	$1.51	$1.94

Weighted diluted number of shares	395.29	401.73	396.64	408.05

(a)

Includes non-cash impairment charges of $261 million ($166 million after tax) and $527 million ($336 million after tax) for the three and nine months ended September 30, 2012 related to the carrying value of HighMount’s natural gas and oil properties.